Exhibit 4.(c).1

29th September 2006

Private & Confidential
Mr Frank Chapman
Marden House
Beech Drive
Kingswood
Surrey KT20 6PP

Frank,

Your contract of employment contains the following provision:

“Each party has the right to terminate your employment at or after your 60th birthday by not less than 3 months’ notice in writing”.

The notice period which applies prior to 60 is 12 months.

A provision which determines the length of the notice period according to a particular age will be rendered unlawful by the Age Regulations 2006 and needs to be changed. The Remuneration Committee therefore proposes that the above provision will be amended as follows:

7.3	We agree that your retirement date will be your sixtieth bithday.

Would you please confirm your agreement to this change by signing and dating the enclosed duplicate of this letter and returning it me. The amendment will be effective from 1st October 2006.

Regards

/s/ Peter Duffy

I hereby accept the above changes to my contract of employment as set out in this letter.

Signed:	/s/ Frank Chapman
Dated:	16.10.06
Peter Duffy EVP, Human Resources BG Group plc Thames Valley Park Reading Berkshire RG6 1PT UK www.bg-group.com Tel 0118 929 3776 Fax 0118 929 3587 E-mail peter.duffy@bg-group.com

BG Energy Holdings Limited
Registered in England and Wales No. 3763515. Registered Office 100 Thames Valley Park Drive Reading Berkshire RG6 1PT UK